EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
(216) 447-9000
CBIZ EXPANDS ITS UNSECURED CREDIT FACILITY
Cleveland, Ohio (June 7, 2010)—CBIZ, Inc. (NYSE: CBZ) today announced that it has expanded its unsecured credit facility to $275 million from $214 million effective June 4, 2010. The new credit facility provides the Company with the continued ability to grow through strategic acquisitions and provides a financing structure that will enable greater flexibility as the Company proceeds with refinancing its $100 million Subordinated Convertible Notes that are callable in June of 2011. The new credit facility, which will expire in June of 2014, includes seven banks and is led by Bank of America N. A. The new credit facility provides CBIZ with the flexibility to issue $100 million, or more, of senior debt on potentially more favorable terms compared with the existing Subordinated Convertible Notes.
Ware Grove, CBIZ Senior Vice President and Chief Financial Officer, stated, “CBIZ has grown revenue and earnings for the past eight consecutive years. In January of this year we announced two acquisitions and we continue to review a pipeline of potential acquisition opportunities. We continue to enjoy very good support from our banks and our cash flow from operations continues to be very strong. The new bank credit facility gives us greater flexibility to refinance the Convertible Notes in June of 2011 on more favorable terms.”
CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting and tax, internal audit, merger and acquisition advisory, risk advisory and valuation services. Employee services include group health benefits, property and casualty insurance, payroll, HR consulting, retirement services and wealth management. CBIZ also provides outsourced technology staffing support services, healthcare consulting and medical practice management. As one of the largest benefits specialists and one of the largest accounting, valuation and medical practice management companies in the United States, the Company’s services are provided through more than 150 Company offices in 36 states.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.